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                                                                     Exhibit 4.2

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AMENDMENT TO THE ARTICLES OF ASSOCIATION EvR/MC/6000182/20800.stw-e

BE SEMICONDUCTOR INDUSTRIES N.V.                                 10-04-03


(informal translation)                                                        2




Today, the tenth of April two thousand and three, appeared before me, Hajo Bart Hendrik Kraak, civil-law notary in Amsterdam:

Manon Anna Justina Cremers, care of Stibbe, 1077 ZZ Amsterdam, Strawinskylaan 2001, born in Roermond on the seventeenth day of March nineteen hundred and seventy-four.

The appearing person declared:

- that the articles of association of the company with limited liability (naamloze vennootschap) BE SEMICONDUCTOR INDUSTRIES N.V., having its seat in Amsterdam, its address at Marconilaan 4, 5151 DR Drunen and filed at the Trade Register under number 0909239 (the 'COMPANY'), were lastly amended by deed on the thirtieth day of June two thousand executed before a legal substitute of H.B.H. Kraak, civil-law notary in Amsterdam, in respect of which the Minister of Justice has advised on the twenty-sixth day of June two thousand under number N.V. 530170 that no objections have become apparent;

- that the shareholders' meeting of the Company has decided to amend the articles of association of the Company partially;

- that furthermore, it was decided to authorize the appearing person, to enable him to effect the amendment to the articles of association;

- that such resolutions are evidenced by a copy of the minutes of the relevant meeting to be attached to this deed.

Subsequently, the appearing person declared to amend the articles of association of the Company partially, in pursuance of the referred resolutions, so they read as follows:

A NEW ARTICLE 30 WILL BE ADDED, WHICH ARTICLE WILL READ AS FOLLOWS:

INDEMNIFICATION
ARTICLE 30.

1. The Company shall indemnify any person who on account of being or have been Member of the Supervisory Board, Member of the Board of Management or a person as referred to in article 16 paragraph 8 of these articles of association ('officers') of the Company, or who on request of the Company acts or acted as Member of the Supervisory Board, Member of the Board of Management or
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      officer of another company or business, whether or not having legal personality, or is or was involved as party or threatens to become a party in a threatened, pending or completed action or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), for all costs (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceedings,

      if he (a) acted in good faith and (b) in a manner he reasonably believed to be in or not opposed to the best interests of the Company and (c) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      The termination of any action or proceedings by a judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person concerned did not act in good faith and not in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. The Company shall indemnify any person who was a party or is threatened to be made a party to any threatened, pending or completed action or proceedings by or in the right of the Company to procure a judgement in its favour, by reason of the fact that he is or was a Member of the Supervisory Board, Member of the Board of Management, officer or agent of the Company, or is or was serving on request of the Company as a Member of the Supervisory Board, Member of the Board of Management or officer of another company or business, whether or not having legal personality, against all expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defence or settlement of such action or proceeding, if he (a) acted in good faith and (b) in a manner he reasonably believed to be in or not opposed to the best interests of the Company,

      except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such action or proceedings was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication or liability but in view of all the circumstances of the case, such person is fairly any reasonably entitled to
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      indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction deems correct.

3. Insofar a person as meant in paragraphs 1 and 2 was successful in the defence raised or otherwise with the defence of an action or proceeding as referred to in paragraphs 1 and 2 of this article or with the defence of claim, suit or case included therein, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4. An indemnification by the Company as referred to in paragraphs 1 and 2 of this article shall be made (unless ordered by the court) after it has been established that indemnification of the person concerned under the circumstances is correct, since he had satisfied the applicable code of behaviour mentioned in paragraphs 1 and 2.

      This establishing shall be made:

      a. either by the Supervisory Board with a majority of votes, at which meeting the Member of the Supervisory Boards who were a party to the action or proceeding, do not have any voting-right;

      b. or, if the Supervisory Board decides to so, with due observance of the provisions made afore sub a., by an independent legal advisor in a written decision;

      c.    or by the General Meeting.

5. Expenses made to raise defence in an action or proceedings, either civil or criminal, could be advanced by the Company awaiting the final decision in the action or proceedings and this by virtue of a decision of the Supervisory Board with respect to the case concerned, after receipt of a promise by or on behalf of the Member of the Supervisory Board, Member of the Board of Management or officer to repay this amount, unless it is explicitly established that he is entitled to be indemnified by the Company as provided in this article.

6. The indemnification foreseen in this article shall not be considered to exclude any other right which the person seeking indemnification could be entitled to by virtue of regulations, agreement, decision of the General Meeting or of Members of the Board of Management, who are not a party to the action or proceedings, or otherwise, both with respect to actions in capacity and with respect to actions in another capacity, whereas he holds an afore-mentioned capacity, and shall continue to apply to a person who no longer is a Member of the Supervisory Board, Member of the Board of Management or officer and from which also the
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         heirs, executors of the last will and administrators of the estate of such a person shall benefit.

7. The Company shall be authorised to conclude and maintain insurances in behalf of every person who is or was a Member of the Supervisory Board, Member of the Board of Management or officer of the Company, or who on request of the Company acts or acted as Member of the Supervisory Board, Member of the Board of Management, officer, or authorised agent of another company or business, whether or having legal personality, to cover any liability brought in against him and which he had to bear in his capacity, or which is the result of his capacity as such, irrespective whether the Company is whether or not authorised to indemnify him against this liability by virtue of the provisions of this article.

8. Where in this article the Company is mentioned, this shall also be understood to mean, in addition to the arisen or remaining company, any amalgamated company (including the amalgamated company of an amalgamated company) that has been disappeared at a legal merger and that, if it had continued to exist separately, would have been authorised to indemnify the Members of the Supervisory Board, Member of the Board of Management or officers, so that every person who is or was Member of the Supervisory Board, Member of the Board of Management or officer of such an amalgamated company, or who on request of such an amalgamated company acts or acted as Member of the Supervisory Board, Member of the Board of Management or officer of another company or business, whether or not having legal personality, with respect to the arisen or remaining company takes up the same position by virtue of the provisions of this article as he would have taken with respect to such an amalgamated company if it had continued to exist separately.

FINAL STATEMENT

Finally the appearing person declared that the Minister of Justice has, evidenced by the statement to be attached to this deed advised on the seventh day of April two thousand and three under number N.V. 530170 that in respect of the current amendment to the articles of association no objections have become apparent.

This deed was executed today in Amsterdam.

The substance of this deed was stated and explained to the appearing person.

The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

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Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil-law notary, at nine hours forty-two minutes ante meridiem.